EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-95205, No. 333-120432, and No. 333-120433 on Form S-8 of our report dated March 2, 2010, relating to the consolidated financial statements and financial statement schedule of iMergent, Inc and subsidiaries appearing in this Transition Report on Form 10-KT of iMergent, Inc. and subsidiaries for the six months ended December 31, 2009.

As discussed in Note 1 to the consolidated financial statements, the Company changed its fiscal year end from June 30 to December 31.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah
March 2, 2010